EXHIBIT 12

CAPSTEAD MORTGAGE CORPORATION

COMPUTATION OF RATIO OF NET INCOME TO FIXED CHARGES AND RATIO OF NET

INCOME TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(In thousands, except ratios)

(Unaudited)

Computation of ratio of net income to fixed charges:

	Three Months Ended March 31,	Year Ended December 31
	2013	2012	2011	2010	2009	2008
Fixed charges	$20,655	$77,848	$66,080	$56,251	$128,830	$258,453

Fixed charges	$20,655	$77,848	$66,080	$56,251	$128,830	$258,453
Net income	34,918	163,626	160,204	126,896	129,263	125,923

	$55,573	$241,474	$226,284	$183,147	$258,093	$384,376

Ratio of net income to fixed charges	2.69:1	3.10:1	3.42:1	3.26:1	2.00:1	1.49:1

Computation of ratio of net income to combined fixed charges and preferred stock dividends:

	Three Months Ended March 31,	Year Ended December 31
	2013	2012	2011	2010	2009	2008
Fixed charges	$20,655	$77,848	$66,080	$56,251	$128,830	$258,453
Preferred stock dividends	5,270	21,021	20,369	20,233	20,239	20,251

Combined fixed charges and preferred stock dividends	$25,925	$98,869	$86,449	$76,484	$149,069	$278,704

Fixed charges	$20,655	$77,848	$66,080	$56,251	$128,830	$258,453
Net income	34,918	163,626	160,204	126,896	129,263	125,923

	$55,573	$241,474	$226,284	$183,147	$258,093	$384,376

Ratio of net income to combined fixed charges and preferred stock dividends	2.14:1	2.44:1	2.62:1	2.39:1	1.73:1	1.38:1